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                                                                   EXHIBIT 10.18
[LOGO] DIGEX(SM)
       BUSINESS INTERNET
---------------------------------------------
DIGEX Incorporated           800.99DIGEX
6800 Virginia Manor Road     301.847.5000
Beltsville, Maryland 20705   Fax 301.847.5017
                             www.digex.net

September 11, 1996

Mr. Bobby Patrick
7726 Old Ox Road
Fairfax Station, Virginia 22039

Dear Bobby,

On behalf of DIGEX, Inc., I am pleased to offer you the position of Manager, NT Server Operations, reporting to Bill Webb, in the Server Product business unit. Your start date is September 9, 1996. Key components of this offer are as follows:

Base Salary:             $65,000 Annually

Benefits:                All aspects of the employee benefits program are
                         covered in separate benefit policies describing various programs available at DIGEX.

Bonus: 20% bonus paid annually. The bonus will be based upon metrics to be determined by Bill Webb.

Department:              Server

Employment Verification: On your first day you will need to provide Human
                         Resources with two forms of identification, proving that you are eligible to work in the United States. Employment and Payroll begins on the date of full compliance. Please refer to the attached federal list of acceptable identification.

Stock: Subject to Board of Directors approval you will be granted 10,000 options at market price.

We are sincerely excited about you filling the position of Manager, NT Server Operations and look forward to you becoming a part of the DIGEX family.

Sincerely,
                                           /s/  Robert Patrick
                                          ----------------------------
/s/ William F. Webb                        Accepted: Bobby Patrick

Bill Webb                                       9/30/96
VP, Technical Operations                  ----------------------------
                                            Date
cc: Dave Mann
    Director of Human Resources
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Digex keeps e-business in business(SM)         [LOGO] digex(SM)

                                                            One Digex Plaza
                                                            Beltsville, MD 20705
                                                            www.digex.com

                                                            301.847.5000
                                                            Fax 301.847.5215




                                    July 9, 1999



Mr. Robert B. Patrick
One Digex Plaza
Beltsville, Maryland 20705

Dear Bobby:

          This will confirm the changes we have agreed upon in your employment arrangement with Digex as follows:

          (a) Your base salary is $150,000 per year and your annual bonus opportunity is 40% of your base salary.

          (b) If the Digex initial public offering of common stock becomes effective, you will receive options to purchase an aggregate of 100,000 shares of Digex common stock, of which 50% will be exercisable at a price equal to $5.00 per share and the balance will be exercisable at a price equal to the initial public offering price. Options covering 25% of the shares will vest one year following the date of grant and the balance will vest in equal quarterly installments thereafter.

          (c) Following the occurrence of a change of control of Digex, all unvested installments of the options will vest if your employment is terminated by Digex (other than for cause as defined herein) or, if earlier, one year following the date of occurrence of the change of control if you continue to be employed by Digex at that time. In addition, if your employment is terminated by Digex for any reason other than for cause prior to one year from the date of this letter, 25% of the shares covered by your option[s] will immediately vest upon the date of termination.

          (d) Your existing Intermedia stock options shall continue in full force and effect following consummation of the initial public offering of Digex common stock.

          For purposes of this letter:

          "Change of Control" means: the sale, exchange or transfer of common stock of
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Digex keeps e-business in business(SM)         [LOGO] digex(SM)

                                                            One Digex Plaza
                                                            Beltsville, MD 20705
                                                            www.digex.com

                                                            301.847.5000
                                                            Fax 301.847.5215

             Intermedia or of Digex, whether in one transaction or a series of related transactions occurring within one year, which results in an accumulation of 50% or more of the outstanding shares of common stock (on a fully diluted basis) of Intermedia or of Digex in one holder or several affiliated holders (or any such transaction(s) occurring within six months that result in an accumulation of at least 35% of such shares of common stock (on a fully diluted basis)) or an event involving the sale or merger of Intermedia or of Digex or their respective assets which results in the holders of shares of common stock immediately prior to the occurrence of such sale or merger holding less than a majority of the outstanding shares of common stock immediately thereafter.

             "Cause" means: (i) any conduct or behavior by you that would reasonably be expected to have a material adverse affect on Intermedia's or Digex's business or reputation, (ii) commission by you of an act involving moral turpitude or dishonesty, including fraud, (iii) your material failure to reasonably perform your duties for Digex or (iv) your willful failure to perform or abide by any lawful directions or instructions of Digex consistent with your capacity as a senior executive of Digex.

             Except as amended hereby, the terms of your employment continue in full force and effect. If the foregoing is acceptable to you, please sign in the space provided below and return to me one fully executed copy of this letter. Nothing in this letter will be deemed to affect the at will status of your continued employment by Digex.

                                          DIGEX, INCORPORATED



                                          By: /s/  Mark Shull
                                             ----------------------------------
                                             Mark Shull, President and Chief
                                               Executive Officer

Agreement with terms
of letter confirmed:


 /s/  Robert Patrick
-------------------------
    Robert B. Patrick